As filed with the Securities and Exchange Commission on April 13, 2005

Registration No.  333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

___________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

PHOTOMEDEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2058100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ProCyte Corporation 1989 Restated Stock Option Plan
ProCyte Corporation 1991 Restated Stock Option Plan for Non-Employee Directors, as amended
ProCyte Corporation 1996 Stock Option Plan, as amended
ProCyte Corporation 2004 Stock Option Plan
(Full title of plan)

Jeffrey F. O'Donnell
Chief Executive Officer
PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936
(215) 619-3600
(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________

Copies to:
Jenkens & Gilchrist, LLP Attn: Jeffrey P. Berg, Esq. 12100 Wilshire Boulevard, Fifteenth Floor Los Angeles, California 90025 Phone: (310) 820-8800
__________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Number To Be Registered (1)	Proposed Maximum Offering Price(2)	Aggregate Offering Price (2)	Registration Fee (3)
Common Stock, par value $0.01	1,432,334	$3.03	$4,339,972
Common Stock, par value $0.01	1,343,937	$1.73	$2,325,011
TOTAL	2,776,271		$6,664,983	$784.47

(1) 2,776,271 shares ("Shares") of Common Stock, par value $0.01 per share, of PhotoMedex, Inc., a Delaware corporation (the "Company"), are being registered hereunder. Such number of Shares represents the aggregate number of Shares issuable pursuant to various equity plans of ProCyte Corporation ("ProCyte"), which plans are being assumed by the Company in connection with the merger of Gold Acquisition Corp., a Washington corporation ("Gold Acquisition") and a wholly-owned subsidiary of the Company with and into ProCyte (the "Merger"). The number of Shares subject to outstanding awards under the assumed equity plans or available under the assumed equity plans but not subject to awards outstanding as of the closing of the Merger has been calculated pursuant to an exchange ratio determined in accordance with the terms of the plans and as set forth in the Agreement and Plan of Merger dated as of December 1, 2004, by and between the Company, Gold Acquisition and ProCyte (the "Merger Agreement"). The Shares consist of: (A) 307,261 Shares issuable under the ProCyte Corporation 1989 Restated Stock Option Plan, (B) 22,515 Shares issuable under the ProCyte Corporation 1991 Restated Stock Option Plan for Non-Employee Directors, as amended, (C) 1,122,095 Shares issuable under the ProCyte Corporation 1996 Stock Option Plan, as amended, and (D) 1,324,400 Shares issuable under the ProCyte Corporation 2004 Stock Option Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered hereunder includes an indeterminate number of Shares that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding Shares, including a stock dividend or stock split.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon: (A) the closing sale price of the Company’s Common Stock, as reported on the NASDAQ National Market on April 12, 2005 ($3.03) for 1,432,334 Shares, consisting of (i) 107,934 Shares available for issuance pursuant to future awards under the ProCyte Corporation 1996 Stock Option Plan, as amended, and (ii) 1,324,400 Shares available for issuance pursuant to future awards under the ProCyte Corporation 2004 Stock Option Plan; and (B) the weighted average exercise price per share ($1.73) with respect to outstanding awards for 1,343,937 Shares, consisting of (i) 307,261 Shares issuable under the ProCyte Corporation 1989 Restated Stock Option Plan, (ii) 22,515 Shares issuable under the ProCyte Corporation 1991 Restated Stock Option Plan for Non-Employee Directors, as amended, and (iii) 1,014,161 Shares issuable under the ProCyte Corporation 1996 Stock Option Plan, as amended.

(3) Computed in accordance with Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. Plan Information.

The information required by Part I is included in documents to be sent or given to the participants.

ITEM 2. Registration Information and Employee Plan Annual Information.

Upon written or oral request, PhotoMedex, Inc., a Delaware corporation (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to PhotoMedex, Inc., Attention: Davis Woodward, Corporate Counsel, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. Our telephone number is (215) 619-3600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: Incorporation of Documents by Reference.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus, but before the end of this offering, will be deemed to be incorporated by reference.

The Commission allows us to incorporate by reference information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents listed below, which we have previously filed with the Commission. These documents contain important information about us, our business and our finances:

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Current Report on Form 8-K filed on March 21, 2005.

•	The description of our common stock contained in our registration statements filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

If you request, either orally or in writing, we will provide to you a copy of any or all documents which are incorporated by reference. We will provide these documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to: PhotoMedex, Inc., Attn: Davis Woodward, Corporate Counsel, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

Item 5. Interests of Named Experts and Counsel.

Jenkens & Gilchrist, LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered in this prospectus for us. As of the date hereof, Messrs. Michael R. Matthias and Jeffrey P. Berg, shareholders in Jenkens & Gilchrist, LLP, hold 43,563 shares of our common stock.

Item 6. Indemnification of Officers and Directors.

Our Certificate of Incorporation generally provides for the maximum indemnification of a corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. The corporation, unless ordered by a court or advanced pursuant to this section, must make any indemnification under this section, only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Further, we may enter into agreements of indemnification with our directors to provide for indemnification to the fullest extent permitted under Delaware law.

Item 8 Exhibits

See Index to Exhibits included elsewhere in this Registration Statement.

Item 9 Undertakings.

The undersigned Registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on April 13, 2005.

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell
Jeffrey F. O’Donnell
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey F. O’Donnell and Dennis M. McGrath, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomeryville, Pennsylvania on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Richard J. DePiano	Chairman of the Board of Directors	April 13, 2005
Richard J. DePiano

/s/ Jeffrey F. O’Donnell	President, Chief Executive Officer and Director	April 13, 2005
Jeffrey F. O'Donnell

/s/ Dennis M. McGrath	Chief Financial Officer (Principal Accounting	April 13, 2005
Dennis M. McGrath	Officer)

/s/ Alan R. Novak	Director *	April 13, 2005
Alan R. Novak

/s/ John J. McAtee, Jr.	Director *	April 13, 2005
John J. McAtee, Jr.

/s/ David W. Anderson	Director	April 13, 2005
David W. Anderson

/s/ Anthony J. Dimun	Director *	April 13, 2005
Anthony J. Dimun

/s/ Warwick Alex Charlton	Director *	April 13, 2005
Warwick Alex Charlton

* The persons indicated are members of the Registrant's Compensation Committee which, subject to review by the full Board of Directors of the Registrant, administers each of the equity plans which are the subject of this Registration Statement, and are signing this Registration Statement in such capacity.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation, filed on August 8, 2000 (1)
3.2	Amendment to Restated Certificate of Incorporation, filed on January 6, 2004 (2)
3.3	Amended and Restated Bylaws, dated as of March 17, 2003 (3)
10.1	ProCyte Corporation 1989 Restated Stock Option Plan *
10.2	ProCyte Corporation 1991 Restated Stock Option Plan for Non-Employee Directors, as amended *
10.3	ProCyte Corporation 1996 Stock Option Plan, as amended *
10.4	ProCyte Corporation 2004 Stock Option Plan *
5.1	Opinion of Jenkens & Gilchrist, LLP *
23.1	Consent of Amper, Politziner & Mattia, P.C. *
23.2	Consent of KPMG LLP *
23.3	Consent of Jenkens & Gilchrist, LLP (included in Exhibit 5.1 hereto) *
24.1	Power of Attorney (included on signature page of this Registration Statement) *

* Filed herewith.

(1) Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(2) Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2003.

(3) Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.